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                                                                      EXHIBIT 99

                   GENERAL SEMICONDUCTOR, INC. (THE "COMPANY")
                    EXHIBIT 99 - FORWARD LOOKING INFORMATION


The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. The Company's Form 10-K for the year ended December 31, 1998, the Company's 1998 Annual Report to Stockholders, any Form 10-Q or Form 8-K of the Company, or any other oral or written statements made by or on behalf of the Company, may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes" and "scheduled" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The actual results of the Company may differ significantly from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, (a) the general political, economic and competitive conditions in the United States, Taiwan (Republic of China), the People's Republic of China, Ireland, Germany, France and other markets where the Company operates; (b) changes in capital availability or costs, such as changes in interest rates, market perceptions of the industry in which the Company operates, or security ratings; (c) uncertainties relating to customer plans and commitments; (d) employee workforce factors; (e) authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission and the factors set forth below.


FACTORS RELATING TO THE DISTRIBUTION

On January 7, 1997, the Board of Directors of General Instrument Corporation ("GI") approved a plan to divide GI into three separate public companies. To effect the transaction, GI (i) transferred all the assets and liabilities relating to the manufacture and sale of broadband communications products used in the cable television, satellite, and telecommunications industries and all rights to the related GI trademarks to its wholly-owned subsidiary NextLevel Systems, Inc. ("NextLevel Systems") and all the assets and liabilities relating to the manufacture and sale of coaxial, fiber optic and other electric cable used in the cable television, satellite and other industries to its wholly-owned subsidiary CommScope, Inc. ("CommScope") and (ii) then distributed all of the ordinary shares of capital stock of each of NextLevel Systems and CommScope to its stockholders on a pro rata basis as a dividend (the "Distribution"), in a transaction that was consummated on July 28, 1997 (the "Distribution Date"). The Company retained all the assets and liabilities relating to the manufacture and sale of discrete power rectifiers and transient voltage suppression components used in telecommunications, automotive and consumer electronics products. On the Distribution Date, NextLevel Systems and CommScope began operating as independent entities with publicly traded common stock. GI retained no ownership interest in either NextLevel Systems or CommScope. Concurrently with the Distribution, GI changed its name to General Semiconductor, Inc. and effected a one for four reverse stock split. On February 2, 1998, NextLevel Systems changed its name to General Instrument Corporation.

The Distribution Agreement dated as of June 12, 1997, among GI, General Instrument Corporation, and CommScope (the "Distribution Agreement") and certain other agreements executed in connection with the Distribution (collectively, the "Ancillary Agreements") allocate among the Company, General Instrument Corporation and CommScope, and their respective subsidiaries, responsibility for various indebtedness, liabilities and obligations. It is possible that a court would disregard this contractual allocation of indebtedness, liabilities and obligations among the parties and require the Company or its subsidiaries to assume responsibility for obligations allocated to another party, particularly if such other party were to refuse or was unable to pay or perform any of its allocated obligations.


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Pursuant to the Distribution Agreement and certain of the Ancillary Agreements, the Company has agreed to indemnify the other parties (and certain related persons) from and after consummation of the Distribution with respect to certain indebtedness, liabilities and obligations, which indemnification obligations could be significant.

Although GI has received a favorable ruling from the Internal Revenue Service, if the Distribution were not to qualify as a tax free spin-off (either because of the nature of the Distribution or because of events occurring after the Distribution) under Section 355 of the Internal Revenue Code of 1986, as amended, then, in general, a corporate tax would be payable by the consolidated group of which the Company was the common parent based upon the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock. The corporate level tax would be payable by the Company and could substantially exceed the net worth of the Company. However, under certain circumstances, General Instrument Corporation and CommScope have agreed to indemnify the Company for such tax liability. In addition, under the consolidated return rules, each member of the consolidated group (including General Instrument Corporation and CommScope) is severally liable for such tax liability.


LEVERAGE; CERTAIN RESTRICTIONS UNDER CREDIT FACILITIES

The Company is substantially more leveraged than GI was prior to the Distribution. The degree to which the Company is leveraged could have important consequences, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a portion of the Company's and its subsidiaries' cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness; (iii) the Credit Agreement, dated as of July 23, 1997 and amended in December 1998, among the Company, certain banks, and The Chase Manhattan Bank, as Administrative Agent, contains certain restrictive financial and operating covenants, including, among others, requirements that the Company satisfy certain financial ratios; (iv) a significant portion of the Company's borrowings are at floating rates of interest, causing the Company to be vulnerable to increases in interest rates; (v) the Company's degree of leverage may make it more vulnerable to a downturn in general economic conditions; and (vi) the Company's degree of leverage may limit its flexibility in responding to changing business and economic conditions.

In addition, in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, a court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and to require that the stockholders return the special dividend (in whole or in part) to the Company or require the Company to fund certain liabilities of General Instrument Corporation and CommScope for the benefit of creditors.


COMPETITION

The Company operates in the discrete segment of the semiconductor business. Its products are commodity-like in nature and are subject to cyclical variations in pricing and capacity utilization levels. The Company is subject to competition from a substantial number of foreign and domestic companies, some of which have greater financial, engineering, manufacturing and other resources, or offer a broader product line, than the Company. The Company's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Although the Company believes that it enjoys certain technological and other advantages over its competitors, realizing and maintaining such advantages will require continued investment by the Company in engineering, research and development, marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be successful in maintaining such advantages.

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INTERNATIONAL OPERATIONS

A significant portion of the Company's products are manufactured or assembled in Taiwan (Republic of China), the People's Republic of China, Ireland, Germany, and France. These foreign operations are subject to the usual risks inherent in situating operations abroad, including risks with respect to currency exchange rates, economic and political destabilization, restrictive actions by foreign governments, nationalizations, the laws and policies of the United States affecting trade, foreign investment and loans, and foreign tax laws. The Company's cost-competitive status relative to other competitors could be adversely affected if the Company experiences unfavorable movements in foreign currency rates. In addition, a substantial portion of the annual sales of the Company's business are outside of the United States.

International sales generally represent 70% of the Company's worldwide sales. Sales to the Asia Pacific region accounted for approximately 35% of the Company's worldwide sales for the year ended December 31, 1998. During 1998 order trends and average selling prices weakened significantly reflecting the current economic and currency difficulties in Southeast Asia, the economic slowdown in Japan and the difficulties in the computer and computer peripherals industries. However, approximately 50% of the Company's production is currently in Taiwan, the cost of which has benefited from the weakened New Taiwan Dollar in relation to the U.S. dollar. Additionally, extended underutilization of the Company's manufacturing facilities, resulting in production inefficiency, could result in margin deterioration. There can be no assurance as to the extent or duration of the impact of these events on the Company.

ENVIRONMENT

The Company is subject to various federal, state, local and foreign laws and regulations governing environmental matters, including the use, discharge and disposal of hazardous materials. The Company's manufacturing facilities are believed to be in substantial compliance with current laws and regulations. Complying with current laws and regulations has not had a material adverse effect on the Company's financial condition. In connection with the Distribution, the Company retained the obligations with respect to environmental matters relating to the Company's discontinued operations and its status as a "potentially responsible party." The Company is presently engaged in the remediation of eight discontinued operations in six states, and is a de minimus "potentially responsible party" at five hazardous waste sites in four states.

The Company has engaged independent consultants to assist management in evaluating potential liabilities related to environmental matters. Management assesses the input from these independent consultants along with other information known to the Company in its effort to continually monitor these potential liabilities. Management assesses its environmental exposure on a site-by-site basis, including those sites where the Company has been named a "potentially responsible party." Such assessments include the Company's share of remediation costs, information known to the Company concerning the size of the hazardous waste sites, their years of operation and the number of past users and their financial viability. The Company has recorded a reserve for environmental matters of $31.9 million at December 31, 1998 ($34.9 million at December 31,
1997). While the ultimate outcome of these matters cannot be determined, management does not believe that the final disposition of these matters will have a material adverse affect on the Company's financial position, results of operations or cash flows beyond the amounts previously provided for in the financial statements.

The Company's present and past facilities have been in operation for many years, and over that time in the course of those operations, such facilities have used substances which are or might be considered hazardous, and the Company has generated and disposed of wastes which are or might be considered hazardous. Therefore, it is possible that additional environmental issues may arise in the future which the Company cannot now predict.

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YEAR 2000

         The Company recognizes the importance of ensuring that neither its customers nor its business operations are disrupted as a result of the Year 2000 phenomenon. This phenomenon is a result of computer programs having been written using two digits (rather than four) to define the applicable year. Any information technology ("IT") systems that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations and systems failures. The problem also extends to many "non-IT" systems such as operating and control systems that rely on embedded chip systems. The Company, with the assistance of outside consulting resources, is centrally coordinating activities directed toward achieving global Year 2000 compliance. The primary areas of potential impact include business application systems, production equipment systems, suppliers, financial institutions, government agencies and environmental support organizations. None of the Company's products contain date sensitive or date processing logic.

         In 1996 the Company began an upgrade of its business applications software which includes the implementation of the full suite of JD Edwards ("JDE") financial, distribution and manufacturing applications. The JDE software was selected to add worldwide functionality and efficiency to the business processes of the Company as well as address Year 2000 exposure. The JDE financial and distribution modules have been installed and are Year 2000 compliant. The JDE manufacturing modules will be installed in 2000. The Company is currently modifying its existing manufacturing applications and expects them to be Year 2000 compliant by June 30, 1999.

         Since the Company's financial, distribution and manufacturing applications are expected to be Year 2000 compliant, incremental costs associated with achieving Year 2000 compliance beyond the scope of this project, estimated at less than $1.0 million, should not have a material effect on the Company's financial condition or results of operations and are being expensed as incurred.

         The Company has surveyed its suppliers, financial institutions, government agencies and others with which it does business to determine their Year 2000 readiness and coordinate conversion efforts. Approximately 65% of third party suppliers have responded to the company's surveys. At the current time, respondents critical to the operations of the Company have indicated that they are, or reasonably believe that they will be, Year 2000 compliant. If a material risk arises, the Company is prepared to perform on-site visits to validate the accuracy of the information received and will test such systems where appropriate and possible. Additionally, the Company has established programs to ensure that future purchases of equipment and software are Year 2000 compliant. Costs incurred have been insignificant to date. At the current time, it is difficult for the Company to specifically identify its most reasonably likely worst case Year 2000 scenario.

         The Company does not expect Year 2000 issues to have a material adverse effect on its products, services, competitive position, financial condition or results of operations. However, the Company can give no assurance that the systems of other companies or government agencies on which the Company relies will be converted on time or that a failure to convert by another company or a conversion that is incompatible with the Company's systems would not have a material adverse effect on the Company.

         The disclosures contained herein constitute Year 2000 Readiness Statements pursuant to the Year 2000 Information and Readiness Disclosure Act, Public Law 105-271.

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